Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement") is made and effective as of this 19th day of January, 2012 (the "Effective Date"), by and between THE ENLIGHTENED GOURMET, INC., (“Licensor”) a Nevada Corporation, with its principal offices located at 236 Centerbrook Road, Hamden CT, 06518 and CALIP DAIRIES, INC. (“Licensee”) a New York corporation, with its principal place of business located at 701 Zerega Avenue, Bronx, New York 10473 (together the "Parties").

WITNESSETH

WHEREAS, Licensor is the developer of Absolutely Free Gourmet Ice Cream, and is the registered owner of the registered mark Absolutely Free Gourmet Ice Cream, (“Licensed Mark”) and has the sole and exclusive rights to license Absolutely Free Gourmet Ice Cream and the Licensed Mark pursuant to the terms hereof; and,

WHEREAS, Licensee is familiar with the business of manufacturing, promoting and selling ice cream products and Licensee desires to obtain from Licensor, the exclusive right and license to sell, manufacture, market, distribute, promote, advertise and sell Absolutely Free Gourmet Ice Cream in the Territory (as hereinafter defined), and to use the Licensed Mark in connection with the manufacturing, marketing, distribution, promotion, advertising and selling of Absolutely Free Gourmet Ice Cream; and,

WHEREAS, Licensor is willing to grant the license pursuant to the terms contained herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the Parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

The following definitions shall apply:

A. TERRITORY. All supermarkets, club stores, independent markets, chain convenience stores and mom & pop stores in the United States of America.

B. LICENSED PRODUCT.  The Absolutely Free Gourmet Ice Cream products listed on Schedule 1 attached hereto, including any additional flavors and/or line extensions to the current line.

C. NET SALES. The sales price at which Licensee or any Subsidiary or Affiliate (as hereinafter defined) bills its Non-Subsidiary or Non-Affiliate customers for Licensed Product less any off invoice promotional allowances, but for the purposes of this Agreement shall not be net of any advertising expenses or slotting allowances, whether such advertising expenses or slotting allowances are paid in cash, or with Licensed Product.

D. SUBSIDIARY. Any corporation or other entity which is 100% directly or indirectly owned by Licensee.

E. AFFILIATE. Any corporation or other entity which (i) is at least 50% owned by the Licensee, (ii) is otherwise controlled by Licensee or (iii) controlled by the principals of the Licensee.

ARTICLE 2

GRANT OF LICENSE RIGHTS

Upon the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement, the sole and exclusive right and license to manufacture and sell the Licensed Product, and to use the Licensed Mark in connection with such sales of the Licensed Product in the Territory.

ARTICLE 3

EXCLUSIVITY OF LICENSE

Licensor shall not grant any other license effective during the term of this Agreement for the Licensed Product, or the Licensed Mark in the Territory.  Licensor acknowledges that Licensee can and presently does manufacture and/or distribute in parts of the Territory goods similar to the Licensed Product covered by this Agreement. Licensor further acknowledges and consents to Licensee obtaining other additional licenses for the manufacture and/or distribution of other similar lines of goods during the term of this Agreement. Licensee shall not, during the term of this Agreement and thereafter, challenge either Licensor's title in and to the Licensed Product or the validity of this License.

ARTICLE 4

TERM OF AGREEMENT

A.  Subject to the rights of termination set forth in Article 13 of this Agreement, the initial term of this Agreement shall be for three (3) years commencing on the execution date above and terminating on December 31, 2014.

B.  Licensee shall have the option to renew this Agreement for an initial three-year period, so long as Licensee has achieved gross sales greater than or equal to $300,000 in the year ended December 31, 2014.

C.  To the extent that the Agreement is renewed pursuant to Article 4(b), and until such time as the Licensee’s annual Net Sales, on a calendar basis, are less this than one million five hundred thousand dollars ($1,500,000), this Agreement shall be automatically renewed for subsequent three (3) year periods so long as the Licensee’s Net Sales increases, for each two (2) year period commencing January 1, 2015, are greater than or equal to ten percent (10%).  For purposes of this Article 4(c), the initial two (2) year period shall be the year commencing on January 1, 2015 and ending December 31, 2016, and every two (2) year period retrospectively beginning on each January 1st thereafter until such time as annual Net Sales, on a calendar basis, are greater than or equal to one million five hundred thousand dollars ($1,500,000).  The base year to calculate such Net Sales increases shall be the year ended December 31, 2014.

D.  To the extent that the Agreement is renewed pursuant to Article 4(b) or 4(c), and the Licensee’s annual Net Sales, on a calendar basis, are greater than one million five hundred thousand dollars ($1,500,000), this Agreement shall be automatically renewed for subsequent three (3) year periods, so long as the Licensee’s Net Sales increases, for each retrospective two (2) year period commencing on January 1st of the year following the calendar year that annual Net Sales are equal to or greater than one million five hundred thousand dollars ($1,500,000), are greater than or equal to five percent (5%).  The base year to calculate such Net Sales increases shall be the year ended December 31st of the year that Net Sales were equal to or greater than one million five hundred thousand dollars ($1,500,000).

E.  Licensee may terminate this Agreement at any time upon ninety (90) days prior written notice to Licensor, and Licensee shall notify Licensor of its intent to either renew or not renew this Agreement not later than  one hundred eighty (180) days prior to any termination date pursuant to this Agreement.

ARTICLE 5

CONFIDENTIALITY

The Parties acknowledge that all information relating to the business and operations of Licensor and Licensee which they learn or have learned during or prior to the term of this Agreement, including the Licensed Product’s proprietary recipe to make the Licensed Product, is confidential (the “Confidential Information”). Both Parties acknowledge the need to preserve the confidentiality and secrecy of the Confidential Information, especially the Licensed Product’s proprietary recipe and agree that both during the term of this Agreement and after the expiration or termination hereof, they shall not use or disclose the Confidential Information, and shall take all necessary steps to preserve in all respects such confidentiality and secrecy of the Confidential Information. The provisions of this paragraph shall not apply with respect to any Confidential Information which has entered the public domain so long as such Confidential Information was not released (i) as a result of the fault of either Party or, (ii) by any person subject to a separate confidentiality agreement with either Party. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

ARTICLE 6

DUTIES OF LICENSEE

A. Best Efforts. During the term of this Agreement, Licensee will use its best efforts to exploit the rights herein granted throughout the Territory and to sell the maximum quantity of Licensed Product therein consistent with the Licensor’s high standards for manufacturing the Licensed Product.

B. Manufacturing, Sales and Marketing Expenses. Licensor shall not be responsible for the cost of manufacturing the Product, or any cost associated with marketing and advertising the Licensed Product including any slotting allowances. Licensee shall bear any and all costs related thereto.

ARTICLE 7

QUALITY STANDARDS

A. Manufacture of Licensed Product; Quality Control.

(i) The manufactured Licensed Product shall at all times be of the highest quality consistent with the Licensed Product currently manufactured by the Licensor.  Licensee agrees to obtain pre approval from Licensor for (i) any and all ingredients used to manufacture the Licensed Product, (ii) any vendors providing ingredients to manufacture the Licensed Product, (iii) any vendors providing retail packaging for the Licensed Product and (iv) any co-packer to manufacture the Licensed Product.

(ii) All Licensed Product shall be manufactured, labeled, sold, distributed and advertised in accordance with all applicable national, state and local laws and regulations.

(iii) Licensee shall submit to Licensor for approval any new product for Licensor's review (“Proposed New Products”), which approval shall not be unreasonably withheld.  In the event that Licensor does not respond to Licensee within ten 10 days of the receipt of the Proposed New Products, any and all items included in the Proposed New Products shall be deemed approved.

B.  Purchase of Raw Materials from Licensor. Licensor will sell to Licensee all of its existing raw materials inventory, on a when and as needed basis, to the Licensee at the lower of ninety percent (90%) of the Licensor’s cost, or at the avoidable cost of similar raw materials which could otherwise be purchased by the Licensee.  Licensor represents and warrants that the raw materials sold to Licensee under this Article 7B are good and salable.

ARTICLE 8

SALES ROYALTY

A. Licensee shall pay to Licensor a royalty on sales of the Licensed Product equal to four percent (X%) of each month’s Net Sales (the “Sales Royalty”). The Sales Royalty payable hereunder shall be accounted for and paid on a monthly basis within thirty (30) days after the close of the prior month’s sales.  In other words, the actual Sales Royalty will be paid thirty (30) days in arrears computed on the basis of Net Sales during the calendar month immediately preceding the day upon which Sales Royalties are being paid.

B. In connection with any Licensed Product sold and/or distributed by Licensee to any entity at a price lower than the price otherwise charged in the normal equivalent channels of trade, the Sales Royalty payable thereon shall be equal to four percent (4%) of the price otherwise charged in the normal equivalent channels of trade.

ARTICLE 9

SALES STATEMENT; BOOKS AND RECORDS; AUDITS

A. Sales Statement. Licensee shall deliver to Licensor at the time each Sales Royalty payment is due, a reasonably detailed report indicating the Net Sales and a computation of the amount of Sales Royalty payable hereunder for said period. Such statement shall be furnished to Licensor whether or not any Licensed Product has been sold during the period of which such statement is due.

B. Books and Records; Audits. Licensee shall prepare and maintain, in such manner as will allow Licensor’s accountants to audit same in accordance with generally accepted accounting principles, complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) in which accurate entries will be made covering all transactions, arising out of or relating to this Agreement. Licensor and its duly authorized representatives shall have the right, for the duration of this Agreement and for two (2) years thereafter, during regular business hours and upon seven (7) business days advance notice (unless a shorter period is appropriate in the circumstances), to audit said books of account and records and examine all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement, including, without limitation, invoices, credits and shipping documents, and to make copies of any and all of the above. All such books of account, records, documents and materials shall be kept available by Licensee for at least two (2) years after the end of the period to which they relate. If, as a result of any audit of Licensee's books and records, it is shown that Licensee's payments were less than the amount which should have been paid with respect to sales occurring during the period in question, Licensee shall reimburse Licensor for the cost of such audit and shall make all payments required to be made to eliminate any discrepancy revealed by said audit within ten (10) days after Licensor's demand therefore.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

A. Indemnification of Licensor. Licensee hereby agrees to save and hold Licensor and its agents harmless of and from and to indemnify them against any and all claims, suits, injuries, losses, liability, demands, damages and expenses (including, subject to subparagraph D below, Licensor's reasonable attorneys' fees and expenses) which Licensor may incur or be obligated to pay, or for which either may become liable or be compelled to pay in any action, claim or proceeding against it, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including but not limited to those arising out of the alleged defect in any Licensed Product produced by Licensee under this Agreement, the manufacture, labeling, sale, distribution or advertisement of any Licensed Product by Licensee in violation of any national, state or local law or regulation or the breach of Article 5 hereof. The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

B. Indemnification of Licensee. Licensor hereby represents and warrants that it has the right and the corporate authority to enter into this Agreement, and that it has (i) received any and all permissions and (ii) taken any and all necessary corporate action, including obtaining a Board of Directors Resolution to allow the Licensor to enter in this Agreement.  Licensor agrees to save and hold Licensee and its agents harmless of and from, and to indemnify them against any and all claims, suits, injuries, losses, liability, demands, damages and expenses (including Licensee’s reasonable attorneys' fees and expenses) which may arise from any claim by any shareholder, lender, or third party as a result of the Licensor entering into this Agreement.

C. Insurance Policy. Licensee shall procure and maintain at its own expense in full force and effect at all times during which the Licensed Product is being sold, with a responsible insurance carrier acceptable to Licensor, a public liability insurance policy including products liability coverage with respect to the Licensed Product with a limit of liability not less than one million dollars ($1,000,000). It shall be acceptable if such coverage is provided by a product liability policy and an additional umbrella policy. Such insurance policies shall be written for the benefit of Licensee and Licensor and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Licensor shall be a named insured on each such policy. Such insurance may be obtained by Licensee in conjunction with a policy which covers products other than Licensed Product.

D. Evidence of Insurance. Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor of the maintenance of the insurance required by subparagraph B above, including, but not limited to, copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments. Nothing contained in this paragraph shall be deemed to limit in any way the indemnification provisions of the subparagraph A above.

E. Notice. Licensor will give Licensee notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and Licensee shall defend such action, claim, suit or proceeding on behalf of Licensor. In the event appropriate action is not taken by Licensee within thirty (30) days after its receipt of notice from Licensor, then Licensor shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. Licensor may, subject to Licensee's indemnity obligation under subparagraph A above, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the Licensor and the Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made. Nothing contained in this paragraph shall be deemed to limit in any way the indemnification provisions of the subparagraph A above except that in the event appropriate action is being taken by Licensee by counsel reasonably acceptable to Licensor, with respect to any not-trademark or intellectual property, action, claim, suit or proceeding. Licensor shall not be permitted to seek indemnification from Licensee for attorneys' fees and expenses incurred without the consent of Licensee. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel. In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, Licensor shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

ARTICLE 11

THE LICENSED TRADEMARK

A. Licensee shall not join any name or names with the Licensed Mark so as to form a new mark, unless and until Licensor consents thereto in writing. Licensee acknowledges the validity of the Licensed Mark and the rights of Licensor with respect to the Licensed Mark in the Territory in any form or embodiment thereof and the goodwill attached or which shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Mark by Licensee shall inure to the benefit of Licensor. Licensee shall not, at any time, do or suffer to be done, any act or thing which may in any way adversely affect any rights of Licensor in and to the Licensed Mark or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Mark or detract from its reputation.

B. Licensee shall use the Licensed Mark in each jurisdiction in the Territory strictly in compliance with the legal requirements obtained therein and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee shall cause to appear on all Licensed Product and on all materials on or in connection with the sale of the Licensed Product the Licensed Mark.

D. Licensee shall never challenge the validity of the Licensed Mark or any application for registration thereof, or any trademark registration hereof, or any rights of Licensor therein. The foregoing shall not be deemed to prevent Licensee from asserting, as a defense to a claim of breach of contract brought against Licensee by Licensor for failure to perform its obligations hereunder, that its ceasing performance under this Agreement was based upon Licensor's failure to own the Licensed Mark in the United States of America, provided that it is established in a court of law that Licensor does not own the Licensed Mark, so as to preclude the grant of the license provided herein.

E. In the event that Licensee learns of any infringement or imitation of the Licensed Mark or of any use by any person of a trademark similar to the Licensed Mark, it promptly shall notify Licensor thereof. In no event, however, shall Licensor be required to take any action if it deems it inadvisable to do so.

ARTICLE 12

SALE OF THE LICENSED MARK & ASSETS

Licensor agrees that during the term of this Agreement, or within 365 days after any termination of this Agreement, other than as permitted Article 13A1, A2, A3 & A5 of this Agreement that if the Licensor shall sell any of its assets related to the Licensed Product or the Licensed Mark, or if the Licensor is sold (the “Sale,” as hereinafter defined), Licensee, or its designees shall be entitled to receive, as compensation for increasing the value of the Licensed Product and the Licensed Mark an amount of money (“Licensed Mark Sale Compensation”):based upon the following formula:

(Gross Sales Proceeds from the sale of the Licensed Mark, or any asserts related thereto -

Direct Costs of Sale - $1 million) x ___ percent (XX%)) = Licensed Mark Sale Compensation

As used herein, the term "Sale" means (i) any sale, lease, exchange or other transfer (in one transaction or series of transactions) of any of the assets related to the Licensed Product and/or the Licensed Mark;  (ii) any consolidation or merger of the Licensor with any other entity (including, without limitation, a triangular merger) where the stockholders of the Licensor immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing at least eighty percent (80%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger (or its ultimate parent corporation, if any, or (iii) the Licensor is sold in its entirety.  As used herein, the term "Gross Sales Proceeds" means any and all consideration, including, without limitation, cash, notes, securities or otherwise, received by Licensor, or any stockholder of Licensor, including, without limitation, any such consideration payable over time as an earn-out or subject to any contingency’s.  Notwithstanding anything to the contrary, to the extent that the Licensor is sold in its entirety, "Gross Sales Proceeds" means only that portion of the sales price attributable to the assets of the Licensed Mark, and not the total sales price of the Licensor.

Direct Costs of Sale means any and all commissions and professional fees, including legal & accounting fees, directly attributable to the Sale.

Licensor shall (i) provide Licensee with at least thirty (30) days prior written notice of a pending Sale, (ii) provide to Licensee such information regarding the Sale as Licensee may request, and (iii) cause the purchaser or any other person paying the Gross sales proceeds in the Sale to pay the Licensed Mark Sale Compensation directly to the Licensee or its designees.  In the event the Licensor or any such Stockholder receives any of the Gross Sales Proceeds, Licensor, or such stockholder, as the case may be, shall hold such amount in trust for Licensee and promptly pay such amount to Licensee.

ARTICLE 13

DEFAULTS; TERMINATION

A. The following conditions and occurrences shall constitute "Events of Default" by Licensee:

1.

The failure to pay Licensor the full amount due it under any of the provisions of this Agreement by the prescribed date for such payment;

2.

The failure to deliver full and accurate reports pursuant to any of the provisions of this Agreement by the prescribed due date therefore;

3.

The making or furnishing of a knowingly false statement in connection with or as part of any material aspect of a report, notice or request rendered pursuant to this Agreement;

4.

The failure to maintain the insurance required by Article10;

5.

The use of the Licensed Mark or sale of the Licensed Product in an unauthorized or unapproved manner;

6.

The commencement against Licensee of any proceeding in bankruptcy, or similar law, seeking reorganization, liquidation, dissolution, arrangement, readjustment, discharge of debt, or seeking the appointment of a receiver, trustee or custodian of all or any substantial part of Licensee's property, not dismissed within sixty (60) days, or Licensee's making of an assignment for the benefit of creditors, filing of a bankruptcy petition, its acknowledgment of its insolvency or inability to pay debts, or taking advantage of any other provision of the bankruptcy laws;

7.

The material breach of any other material promise or agreement made herein.

B. In the event Licensee fails to cure (i) an Event of Default within thirty (30) days after written notice of default is transmitted to Licensee under Article 13A.1, A2, A.3, A.5, A.6, or A.7; or (ii) Licensee fails to cure any other Event of Default within sixty (60) days after written notice of default is transmitted to Licensee or within such further period as Licensor may allow, this Agreement shall, at Licensor's option, be terminated, on notice to Licensee, and all Sales Royalties as in Article 8 above shall become due, without prejudice to Licensor's right to receive other payments due or owing to Licensor under this Agreement or to any other right of Licensor, including the right to damages and/or equitable relief.

C. Upon the termination of this Agreement, in the event this Agreement is not renewed as provided in Article 4 above, or in the event of the termination or expiration of a renewal term of this Agreement, Licensee, except as specified herein, will immediately discontinue use of the Licensed Mark, and sales of the Licensed Product and will not resume the use thereof, or adopt any colorable imitation of the Licensed Mark, or the Licensed Product.

D. The following condition and occurrence shall constitute Events of Default by Licensor:

1.

Granting by the Licensor of a license to either the Licensed Product or the Licensed Mark to any other person or entity during the term of this Agreement.

E. In the event Licensor fails to cure the Event of Default within thirty (30) days after written notice of default is transmitted to Licensee under Article 13D.1, Licensee may take any action deemed necessary by the Licensee to protect the license and any other rights granted to Licensee under this Agreement.

ARTICLE 14

RIGHTS ON EXPIRATION OR TERMINATION

A. If this Agreement expires or is terminated, Licensee shall cease to manufacture the Licensed Product (except for work in process or to balance component inventory) but shall be entitled, for an additional period of twelve (12) months only, on a non-exclusive basis, to sell and dispose of its inventory. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Sales Royalty thereon.

B. Notwithstanding any termination in accordance with Article 13 above, Licensor shall have and hereby reserve all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Mark and the sale of the Licensed Product, and to Sales Royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for breach of this Agreement.

ARTICLE 15

SUBLICENSING AND DISTRIBUTION

A. (i) This Agreement and the License or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee, upon the approval of Licensor in advance, in writing, which approval will not be unreasonably denied or delayed. Any transferee shall be required to prove to Licensor that it is capable of marketing, distributing and/or manufacturing the Licensed Product.

(ii) Consolidation. Notwithstanding anything contained to the contrary in this Agreement, this Agreement shall not terminate if Licensee is merged or otherwise consolidated into another entity which is the surviving entity of equal or superior financial strength.

B. Licensee shall be entitled to use distributors in connection with its sale of the Licensed Product under this Agreement without approval of Licensor. No such distributor, however, shall be entitled to exercise any of Licensee's rights hereunder except for the sale of Licensed Product which have been approved by Licensor hereunder.

ARTICLE 16

MISCELLANEOUS

A. Representations. The parties respectively represent and warrant that they have full right, power and authority to enter into this Agreement and perform all of their obligations hereunder and that they are under no legal impediment which would prevent their signing this Agreement or consummating the same. Licensor represents and warrants that it has the right to license the Licensee the Licensed Mark and the Licensed Product and that Licensor has not granted any other existing license to use the Licensed Mark or to sell the Licensed Product in the Territory and that no such license will be granted during the term of this Agreement except in accordance with the provisions hereof.

B. Licensor's Rights. Notwithstanding anything to the contrary contained in this Agreement, Licensor shall not have the right to negotiate or enter into agreements with third parties pursuant to which it may grant a license to use the Licensed Mark in connection with the manufacture, distribution and/or sale of the Licensed Product covered hereunder in the prior to the termination or expiration of this Agreement.

C.  Governing Law; Entire Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

D. No Agency. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

E. No Waiver. No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

F. Void Provisions. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

G. Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

H. Force Majeure. Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under the Agreement (other than payment to any accrued obligation for the payment of money) when such delay or failure is by reason of lockouts, strikes, riots, fires, explosions, blockade, civil commotion, epidemic, insurrection, war or warlike conditions, the elements, embargoes, act of God or the public enemy, compliance with any law, regulation or other governmental order, whether or not valid, or other similar causes beyond the control of the party effected. The party claiming to be so affected shall give notice to the other party promptly after it learns of the occurrence of said event and of the adverse results thereof. Such notice shall set forth the nature and extent of the event. The delay or failure shall not be excused unless such notice is so given.

Notwithstanding any other provision of this Agreement, either party may terminate this Agreement if the other party is unable to perform any or all of its obligations hereunder for a period of six (6) months by reason of said event as if the date of termination were the date set forth herein as the expiration date hereof.

I. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, Licensor's transferees and assigns and Licensee's permitted transferees and assigns.

J. Resolution of Disputes. Any controversy or claim arising out of, in connection with, or relating to this Agreement, shall be determined by arbitration by a three person arbitration panel at the office of the American Arbitration Association. Both Parties shall share equally the cost of such arbitration (except each shall bear its own attorney's fees). Any decision rendered by the arbitrators shall be final and binding, and judgment may be entered in any court having jurisdiction.

K. Consolidation. Notwithstanding anything contained to the contrary in this Agreement (a) this Agreement shall not terminate if Licensor is merged or otherwise consolidated into another entity which is the surviving entity. (b) Licensor shall be entitled to assign this Agreement to any Corporation to which the Licensed Mark, or the Licensed Product is assigned.

L. Survival. The provisions of Articles 9, 10A, 10D, 11, 12, 14, 15, and 16 shall survive any expiration or termination of this Agreement.

M. Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall be given no substantive effect.

ARTICLE 17

NOTICES

Any notice or other communications required or permitted by this Agreement to be given to a party will be in writing and will be considered to be duly given when sent by any recognized overnight courier service to the party concerned to the following persons or addresses (or to such other persons or addresses as a party may specify by notice to the other):

TO LICENSOR:

Alexander L. Bozzi, III, President

The Enlightened Gourmet, Inc.

236 Centerbrrook Road

Hamden, CT 06518

Telephone:  (213) 422 1313

Email:  ALBozzi3@Yahoo.com

WITH A COPY TO:

Michael Traba

Financial Associates

3836 N. Keeler Avenue

Suite 200

Chicago, IL 60641

Telephone: (773) 802-7118

Email:  MTraba@Ameritech.Net

TO LICENSEE:

J. Leo Glynn & Martin T. Kelly

Co-Owners

Calip Dairies, Inc.

701 Zerega Ave.

Bronx New York, 10473

Telephone: (718) 518-8700

Email:  MTKelly@EdysofNY.com and LGlynn@nyc-icecream.com

Notice of the change of any such address shall be duly given by either party to the other in the manner herein provided.

EXECUTED as of the day and year first written above:

CALIP DAIRIES, INC.

/s/ J. Leo Glynn

By: J. Leo Glynn

Co-Owner

/s/ Martin T Kelly

By:  Martin T Kelly

Co-Owner

THE ENLIGHTENED GOURMET, INC.

/s/ Alexander L. Bozzi, III

By:  Alexander L. Bozzi, III

President

SCHEDULE 1

Schedule of Licensed Products

1. Absolutely Free Double Chocolate Swirl Ice Cream Bar (6 - 4 ounce bar market pack)

2. Absolutely Free Double Sundae Swirl Ice Cream Bar (6 - 4 ounce bar market pack)

3. Absolutely Free Orange & Vanilla Cream Ice Cream Bar (6 - 4 ounce bar market pack)

4. Absolutely Free Peach Melba Ice Cream Bar (6 - 4 ounce bar market pack)

5. Absolutely Free Cappuccino Fudge Ice Cream Bar (6 - 4 ounce bar market pack)

6. Absolutely Free Dulce de Leche Ice Cream Bar (6 - 4 ounce bar market pack)

7. Absolutely Free Hav-a-Cappuccino Ice Cream Cup (4- 6 ounce cup market pack).

8. Absolutely Free Burgundy Cherry Ice Cream Cup (4- 6 ounce cup market pack).

9. Absolutely Free Caramel Toffee Crunch Ice Cream Cup (4- 6 ounce cup market pack).

10. Absolutely Free Vanilla Fudge Swirl Ice Cream Cup (4- 6 ounce cup market pack).